Exhibit 10.3

SURMODICS, INC.

2009 EQUITY INCENTIVE PLAN

NON-STATUTORY STOCK OPTION AGREEMENT*

(Non-Employee Director)

Full Name of Participant: «Recipient_FN» «Recipient_MI» «Recipient_LN»

Number of Shares Covered: «Total_No_Shares»	Grant Date: «Grant_Date»

Exercise Price Per Share: «Strike_Price»	Expiration Date: «Exp_Date»

This is a Non-Statutory Stock Option Agreement (this “Agreement”), effective as of the Grant Date specified in the table above, between SurModics, Inc., a Minnesota corporation (the “Company”), and the Participant identified in the table above.

RECITALS

WHEREAS, the Company maintains the SurModics, Inc. 2009 Equity Incentive Plan (the “Plan”);

WHEREAS, the Board of Directors of the Company has appointed the Organization and Compensation Committee (the “Committee”) to administer the Plan and determine the Awards to be granted under the Plan; and

WHEREAS, the Committee or its designee has determined that the Participant is eligible to receive an Award under the Plan in the form of a Non-Statutory Stock Option (the “Option”);

NOW, THEREFORE, the Company hereby grants this Option to the Participant subject to the following terms and conditions:

TERMS AND CONDITIONS

1.	Grant. Subject to the terms of the Plan, the Participant is granted an Option to purchase the number of Shares specified in the table at the beginning of this Agreement.

*	Any capitalized term used in this Agreement will have the meaning set forth in this Agreement (including the table at the beginning of this Agreement) or, if not defined in this Agreement, set forth in the Plan as it currently exists or as it is amended in the future.

2.	Exercise Amount. The purchase price to the Participant for each Share subject to this Option will be the Exercise Price Per Share specified in the table at the beginning of this Agreement. The aggregate of the Exercise Price Per Share multiplied by the number of Shares exercised, plus the amount of any tax withholding as provided in Section 15 of the Plan, will be the “Exercise Amount.”

3.	Not an Incentive Stock Option. This Option is not intended to be an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

4.	Exercise Schedule. Subject to the terms of the Plan, the Option will vest and become exercisable ratably on a monthly basis over the one-year period following the Grant Date. The number of shares as to which the Option is exercisable is cumulative, meaning that to the extent the Option has not already been exercised and has not expired, terminated, or been cancelled, the Participant (or that Participant’s Successor or Transferee) may exercise the Option and purchase all or any portion of the Shares then exercisable. The Option shall become fully vested and exercisable on the first anniversary of the Grant Date.

5.	Expiration. This Option will expire at 4:00 p.m. Central Time on the earliest of:

(a)	the Expiration Date specified in the table at the beginning of this Agreement (which date will not be later than seven years after the Grant Date);

(b)	the last day of the period after the termination of Participant’s Service during which the Option can be exercised (as specified in Section 7 of this Agreement); or

(c)	the date the Participant’s Service is terminated for Cause.

No one may exercise this Option after it has expired, notwithstanding any other provision of this Agreement.

6.	Procedure to Exercise Option.

(a)	Notice of Exercise. This Option may be exercised by delivering written notice of exercise to the Company at its headquarters in the form attached to this Agreement or a similar form containing substantially the same information and addressed or delivered to the Corporate Controller of the Company, or to the Company’s outside Plan administrator if one has been appointed (the “Notice of Exercise”). The Notice of Exercise will state the election to exercise the Option, the number of Shares to be purchased, and will be signed by the person exercising this Option. If the person exercising this Option is a Successor or Transferee of the Participant, he or she must also submit appropriate proof of his or her right to exercise this Option.

(b)	Tender of Payment. Upon submitting a Notice of Exercise to the Company, the Participant will provide for payment of the Exercise Amount through one or a combination of the following methods:

(1)	cash (including check, bank draft, or money order payable to the Company);

(2)	to the extent permitted by law, a broker-assisted cashless exercise in which the Participant irrevocably instructs a broker to deliver to the Company proceeds of a sale of all or a portion of the Shares to be issued pursuant to the exercise (or a loan secured by such Shares) in payment of the Exercise Amount;

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(3)	by delivery to the Company of unencumbered Shares having an aggregate Fair Market Value on the date of exercise equal to the Exercise Amount; or

(4)	by authorizing the Company to retain, from the total number of Shares as to which the Option is exercised, that number of Shares having an aggregate Fair Market Value on the date of exercise equal to the Exercise Amount.

Notwithstanding the other terms of this subparagraph, the Participant will not be permitted to pay any portion of the Exercise Amount with Shares (either delivered to the Company or withheld by the Company), if the Committee, in its sole discretion, determines that payment in such manner is undesirable.

(c)	Delivery of Shares. As soon as practicable after the Company receives a Notice of Exercise and the Exercise Amount provided for above, the Company will deliver to the person exercising the Option, in the name of such person, the Shares being purchased (net of the number of Shares sold or withheld, if any, to pay the Exercise Amount), as evidenced by issuance of a stock certificate or certificates, electronic delivery of such Shares to a brokerage account designated by such person, or book-entry registration of such Shares with the Company’s transfer agent. The Company will pay any original issue or transfer taxes with respect to the issue or transfer of the Shares and all fees and expenses incurred by it in connection therewith. All Shares so issued will be fully paid and nonassessable.

Notwithstanding anything to the contrary in this Agreement, the Company will not be required to issue or deliver any Shares before the completion of such registration or other qualification of such Shares under any state law, rule, or regulation as the Company determines to be necessary or desirable.

7.	Service Requirement. This Option may be exercised only if the Participant has continuously provided Service to the Company or an Affiliate since the Grant Date and continues to provide Service on the exercise date. However, the Option may be exercised after termination of the Participant’s Service (but in no event after the expiration of the Option) in the following situations:

(a)	The Option may be exercised within six months of termination of Participant’s Service because of death or Disability, but only to the extent that the Option was exercisable immediately prior to the termination of Service.

(b)	The Option may be exercised within three months of termination of Participant’s Service for any reason other than death, Disability or Cause, but only to the extent that the Option was exercisable immediately prior to the termination of Service.

(c)	If the Participant’s Service terminates after a declaration made pursuant to Section13 of the Plan in connection with a Corporate Transaction, the Option may be exercised at any time permitted by such declaration.

(d)	For greater certainty, no cash or other compensation will be paid to any person in respect of an Option that the Participant may forfeit, in whole in or in part, or which otherwise ceases to be exercisable, on account of damages or otherwise relating to the forfeiture or non-exercise of any such Option.

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8.	Limitation on Transfer. While the Participant is alive, only the Participant (or a Successor or Transferee) may exercise the Option. The Option may not be sold, assigned or transferred other than by will or the laws of descent and distribution or pursuant to a divorce decree or qualified domestic relations order as defined by the Code, or Title I of ERISA. Any attempt to assign, transfer, pledge, hypothecate, or otherwise dispose of this Option contrary to the provisions hereof, and the levy of any attachment or similar process upon this Option, will be void.

9.	No Stockholder Rights Before Exercise. No Participant, Successor, or Transferee will have any rights as a stockholder with respect to any securities covered by an Award unless and until the date the Participant, Successor, or Transferee becomes the holder of record of the Shares, if any, to which the Award relates.

10.	Adjustment for Changes in Capitalization. If an “equity restructuring” (as defined in Section 17 of the Plan) occurs that causes the per share value of the Shares to change, the Committee will make such equitable adjustments to the Option as are contemplated by Section 17 of the Plan in order to avoid dilution or enlargement of your rights hereunder. The Committee may make such equitable adjustments to this Option as and to the extent provided in Section 17 of the Plan in connection with other changes in the Company’s capitalization contemplated by Section 17 of the Plan.

11.	Tax Withholding. Delivery of Shares upon exercise of this Option shall be subject to any required withholding taxes. As a condition precedent to receiving Shares upon exercise of this Option, the Participant may be required to pay to the Company, in accordance with the provisions of the Plan, an amount equal to the amount of any required withholdings. Subject to any rules or limitations the Committee may adopt, the Participant may cover all or any part of any required withholdings (up to the Participant’s minimum required tax withholding rate or such other rate that will not trigger a negative accounting impact to the Company or any Affiliate) through a reduction in the number of Shares delivered pursuant to the exercise of this Option or delivery or tender to the Company of Shares held by the Participant, in each case valued in the same manner as used in computing the withholding taxes under applicable laws.

12.	Interpretation of This Agreement. All decisions and interpretations made by the Committee with regard to any question arising under this Agreement or the Plan will be binding and conclusive upon the Company and the Participant (or that Participant’s Successor or Transferee). If there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

13.	Discontinuance of Service. Neither this Agreement, the Plan, nor the Option will confer on the Participant any right with respect to continued Service with the Company or any of its Affiliates, nor interfere in any way with the right of the Company or any Affiliate to terminate such Service. Nothing in this Agreement will be construed as creating an employment contract for any specified term between Participant and the Company or any Affiliate. Neither any period of notice, if any, nor any payment in lieu thereof, upon termination of Service, wrongful or otherwise, will be considered as extending Participant’s period of Service for the purposes of the Plan or any Option granted thereunder.

14.	Obligation to Reserve Sufficient Shares. The Company will at all times during the term of this Option reserve and keep available a sufficient number of Shares to satisfy this Agreement.

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15.	Binding Effect. This Agreement will be binding in all respects on the heirs, representatives, successors and assigns of the Participant (and included for the sake of clarification, a Successor or Transferee of the Participant).

16.	Choice of Law. This Agreement is entered into under the laws of the State of Minnesota and will be construed and interpreted thereunder (without regard to its conflict-of-law principles).

17.	Entire Agreement. This Agreement and the Plan set forth the entire agreement and understanding of the parties hereto with respect to the grant and exercise of this Option and the administration of the Plan and supersede all prior agreements, arrangements, plans, and understandings relating to the grant and exercise of this Option and the administration of the Plan.

18.	Amendment and Waiver. Except as provided in the Plan, this Agreement may be amended, waived, modified, or canceled only by a written instrument executed by the parties or, in the case of a waiver, by the party waiving compliance.

19.	Acknowledgment of Receipt of Copy. By execution hereof, the Participant acknowledges having received a copy of the Plan.

IN WITNESS WHEREOF, the Participant and the Company have executed this Agreement as of the dates shown below.

SURMODICS, INC.		PARTICIPANT

By
	Name: Bryan K. Phillips	«Recipient_FN» « Recipient_MI» «Recipient_LN»
Its: Sr. Vice President, General Counsel & Secretary
	Date:	Date:

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